Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 21, 2009--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB), the holding company of Simsbury Bank, declared on August 19, 2009 a quarterly cash dividend of $.12 per share payable on September 16, 2009 to shareholders of record on September 2, 2009.

Martin J. Geitz, President and CEO of the SBT Bancorp and Simsbury Bank, said, “The management and directors of SBT Bancorp are pleased to announce our quarterly dividend. Simsbury Bank’s earnings and growth trends are positive, its capital position is strong and we are confident about the Company’s future.”

Simsbury Bank is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $266 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Mr. Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com